Exhibit 99.1

Midwest Holding Inc. Announces Pricing of Public Offering

December 17, 2020

Lincoln, Nebraska - (PR NEWSWIRE) – Midwest Holding Inc. (“Midwest” or the “Company”) today announced that a public offering of 1,000,000 shares of its voting common stock has been priced at $70.00 per share. Midwest has granted the underwriters a 30-day option to purchase up to an additional 150,000 shares at the initial public offering price to cover over-allotments. The Midwest voting common stock has been approved for listing on the Nasdaq Capital Market under the ticker symbol “MDWT.” The offering is expected to close on December 21, 2020, subject to customary closing conditions.

The underwriters have also reserved 50,000 shares of the Company’s voting common stock for sale at the public offering price set forth above, to directors, officers, employees, business associates and related persons of the Company through a directed share program.

Piper Sandler & Co. is acting as sole bookrunner and JMP Securities is acting as co-manager for the offering.

A registration statement relating to this offering was declared effective by the Securities and Exchange Commission (the “SEC”) on December 16, 2020. The offering is being made only by means of a prospectus. Copies may be obtained by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Midwest, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll free at 866-805-4128.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Midwest Holding Inc.

Midwest Holding Inc. is a financial services company focused on providing technology-enabled and services-oriented solutions to distributors and reinsurers of annuity and life insurance products in the United States.  Midwest provides an end-to-end solution to manage annuity and life insurance policies that includes a broad set of product development, distribution support, policy administration, and asset liability management services.  Midwest sells, underwrites, and markets annuity products in 20 states and the District of Columbia through its subsidiary American Life & Security Corp.  Midwest also provides reinsurance management and asset management services as a comprehensive solution for reinsurers.

Forward-Looking Statements

Any statements in this release that are not historical or current facts, including statements regarding Midwest's use of proceeds, are forward-looking statements. Forward-looking statements convey Midwest’s current expectations or forecasts of future events. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Midwest’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Prospectus Summary” and “Risk Factors” sections of the prospectus referred to above and in Midwest’s most recent annual and quarterly reports and other required reports, as filed with the Securities and Exchange Commission, which are available at the SEC’s website at http://www.sec.gov. Unless required by law, Midwest undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date of this press release.

Contacts

Midwest Holding Inc.
Noh-Joon Choo

Phone: (646) 978-5324

Email: IR@midwestholding.com

Investor Relations:
The Blueshirt Group, for Midwest Holding Inc.
Chris Mammone
Email: IR@midwestholding.com